Contact: Sheila Davis, PR/IR Manager, 641-585-6803, sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RECORD THIRD QUARTER
AND NINE MONTHS REVENUE

FOREST CITY, IOWA, June 17, 2004 – Winnebago Industries, Inc. (NYSE: WGO), the nation’s leading motor home manufacturer, today reported record revenues from continuing operations for the third quarter ended May 29, 2004 of $310.2 million, an increase of 55 percent when compared to revenues from continuing operations of $200.2 million for the same quarter last year.

        Net income from continuing operations for the third quarter of fiscal 2004 was $17.7 million, a 97 percent increase compared to $9.0 million for the third quarter of fiscal 2003. On a diluted per share basis, the Company earned 51 cents from continuing operations for the third quarter of fiscal 2004, a 113 percent increase compared to 24 cents for the third quarter last year. Excluding the charge from the previously announced settlement of the Sanft, et al vs. Winnebago Industries, Inc. lawsuit, net income would have been a record $22.3 million, a 148 percent increase compared to the $9.0 million for the third quarter of fiscal 2003. On a diluted per share basis excluding the charge, the Company earned 64 cents per diluted share.

        Revenues from continuing operations for the first nine months of fiscal 2004 were a record $831.2 million, a 34 percent increase compared to $619.5 million for the first nine months of fiscal 2003.

        Net income from continuing operations for the first nine months of fiscal 2004 was $51.7 million, a 40 percent increase compared to $36.8 million for the first nine months of fiscal 2003. On a diluted per share basis, the Company earned $1.48 from continuing operations for the first nine months of fiscal 2004, a 53 percent increase compared to 97 cents for the first nine months of fiscal 2003.

        “Revenues and earnings for the third quarter benefited from increased motor home sales, particularly our diesel product lines,” said Winnebago Industries’ Chairman, CEO and President Bruce Hertzke. “We were especially pleased with the volume of diesel products sold in the third quarter, which include the Winnebago Journey and Vectra and the Itasca Meridian and Horizon. We experienced a 127 percent increase in diesel motor homes delivered during the third quarter versus the same period a year ago.”

        Total motor home deliveries were 3,444 units for the third quarter ended May 29, 2004, an increase of 32 percent compared to motor home deliveries of 2,601 for the third quarter last year.

        Winnebago Industries is the top selling motor home manufacturer with 18.5 percent of the combined Class A and C market calendar year to date through April, versus 18.3 percent for the same period a year ago.

        The Company’s sales order backlog was 2,444 units at May 29, 2004, an increase of 72 percent over the backlog of 1,419 units one year ago.

        During the third quarter ended May 29, 2004, Winnebago Industries completed the Company’s eighth stock repurchase program with the repurchase of 384,533 shares for an aggregate price of approximately $10.3 million. On a fiscal year to date basis, Winnebago Industries has repurchased 3,284,533 shares for an aggregate price of approximately $74.3 million. As previously announced, the Company’s Board of Directors has also authorized a ninth stock repurchase program, authorizing the purchase of outstanding shares of Winnebago Industries’ common stock for an aggregate price of up to $30 million.

        Winnebago Industries will conduct a conference call in conjunction with this release at 10 a.m. ET today, Thursday, June 17, 2004. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at www.winnebagoind.com or at www.shareholder.com/winnebago/medialist.cfm. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html.

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to reactions to actual or threatened terrorist attacks, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	5/29/2004	5/31/2003	5/29/2004	5/31/2003
Net revenues	$310,186	$200,211	$831,152	$619,516
Cost of goods sold	264,167	177,065	710,639	534,930

Gross profit	46,019	23,146	120,513	84,586

Operating expenses
Selling	4,756	4,652	13,778	13,407
General and administrative	13,187	4,251	24,964	12,287

Total operating expenses	17,943	8,903	38,742	25,694

Operating income	28,076	14,243	81,771	58,892
Financial income	366	306	952	1,001

Pre-tax income	28,442	14,549	82,723	59,893
Provision for taxes	10,738	5,554	31,072	23,129

Income from continuing operations	17,704	8,995	51,651	36,764
Income from discontinued operations
(net of taxes)	—	334	—	1,152

Net income	$17,704	$9,329	$51,651	$37,916

Income per share (basic)
From continuing operations	$0.52	$0.25	$1.50	$0.99
From discontinued operations	—	0.01	—	0.03

Net income	$0.52	$0.26	$1.50	$1.02

Number of shares used in per share
calculations – basic	33,963	36,514	34,396	37,172

Income per share (diluted)
From continuing operations	$0.51	$0.24	$1.48	$0.97
From discontinued operations	—	0.01	—	0.03

Net income	$0.51	$0.25	$1.48	$1.00

Number of shares used in per share
calculations – diluted	34,525	37,098	34,972	37,850

On January 14, 2004, the Company’s Board of Directors declared a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on March 5, 2004 to shareholders of record as of February 20, 2004. All share and per share amounts have been restated to reflect the retroactive effect of the stock split.

Certain prior period information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 29, 2004	Aug. 30, 2003
ASSETS
Current assets
Cash and cash equivalents	$95,521	$99,381
Receivables	26,792	30,885
Inventories	127,273	114,282
Other	14,615	12,741

Total current assets	264,201	257,289
Property and equipment, net	63,644	63,318
Deferred income taxes	25,833	22,491
Investment in life insurance	22,706	22,794
Other assets	12,484	11,570

Total assets	$388,868	$377,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$48,483	$52,239
Income taxes payable	6,289	—
Accrued expenses	58,735	40,159

Total current liabilities	113,507	92,398
Post retirement health care and
deferred compensation benefits	85,717	74,438
Stockholders’ equity	189,644	210,626

Total liabilities and stockholders’ equity	$388,868	$377,462

Winnebago Industries Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(Dollars in thousands)

	Nine Months
	5/29/2004	5/31/2003
Cash flows from operating activities
Net income as shown on the statement of income	$51,651	$37,916
Income from discontinued operations	—	(1,152)

Income from continuing operations	51,651	36,764
Adjustments to reconcile net income to net cash provided by
operating activities
Depreciation and amortization	7,173	6,395
Tax benefit of stock options	2,328	955
Other	617	325
Change in assets and liabilities
Decrease in receivable and other assets	2,843	3,994
Increase in inventories	(12,991)	(1,430)
Increase in deferred income taxes	(5,483)	(2,502)
Increase in accounts payable and accrued expenses	14,820	8,265
Increase (decrease) in income taxes payable	7,714	(1,783)
Increase in postretirement benefits	10,222	3,680

Net cash provided by continuing operations	78,894	54,663
Net cash provided by discontinued operations	—	234

Net cash provided by operating activities	78,894	54,897

Cash flows (used in) provided by investing activities
Purchases of property and equipment	(7,656)	(21,539)
Other	(137)	(1,534)

Net cash used in continuing operations	(7,793)	(23,073)
Net cash provided by discontinued operations	—	38,423

Net cash (used in) provided by investing activities	(7,793)	15,350

Cash flows used in financing activities and capital transactions
Payments for purchase of common stock	(74,268)	(20,221)
Payment of cash dividends	(5,217)	(1,887)
Proceeds from issuance of common and treasury stock	4,524	2,383

Net cash used in financing activities and capital transactions	(74,961)	(19,725)

Net (decrease) increase in cash and cash equivalents	(3,860)	50,522
Cash and cash equivalents – beginning of period	99,381	42,225

Cash and cash equivalents – end of period	$95,521	$92,747

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries
(Volume in Units)

	Quarter Ended		Nine Months Ended
	5/29/2004	5/31/2003	5/29/2004	5/31/2003
Unit deliveries
Class A gas	1,378	1,068	3,988	3,745
Class A diesel	900	397	2,145	1,170
Class C	1,166	1,136	3,295	2,870

Total deliveries	3,444	2,601	9,428	7,785

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Volume in Units)

	5/29/2004	5/31/2003
Sales order backlog
Class A gas	1,100	794
Class A diesel	532	147
Class C	812	478

Total backlog*	2,444	1,419
Dealer inventory	5,173	4,561

* The Company includes in its backlog all accepted orders from dealers shippable within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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